Exhibit 10.1

FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of April 23, 2008, by and between BRE/PLUMERIA, LLC, a Delaware limited liability company (“Landlord”), and NETGEAR, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain lease dated September 25, 2007 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 142,700 rentable square feet (the “Premises”), comprising the entirety of the building located at 350 East Plumeria Drive, San Jose, California.

B.	The parties wish to amend the Lease to increase the amount of the Tenant Improvement Allowance, and to make certain other amendments to the Lease subject to, and on the basis of, the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Tenant Improvement Allowance. Notwithstanding the provisions of Section 2.1 of the Tenant Work Letter, the Tenant Improvement Allowance is hereby increased by ONE HUNDRED SIXTY THOUSAND DOLLARS ($160,000.00), so that the total amount of the Tenant Improvement Allowance under the Lease shall hereafter equal FOUR MILLION EIGHT HUNDRED SIXTY-NINE THOUSAND ONE HUNDRED DOLLARS ($4,869,100.00).

2.	Schedule A Items to be Completed.

2.1	Landlord agrees at its sole expense to complete the items set forth on Schedule A hereto as part of the Base Building Work (collectively, the “Schedule A Items”); and Landlord shall cause the Schedule A Items to be completed on or before April 30, 2008 (subject to delays beyond Landlord’s reasonable control, and except as otherwise noted on Schedule A). The Schedule A Items shall not be construed as an exhaustive list of items to be completed by Landlord to complete the Base Building Work.

2.2	Tenant hereby waives any right to claim a deficiency pursuant to Section 1.1.1(b) of the Lease or otherwise solely with respect to the VAV boxes and pneumatic control systems serving the Premises, and the parties agree that the correction of any deficiency or defect in such systems and equipment serving the Premises shall hereafter be the obligation of Landlord or Tenant, as the case may be, pursuant to the terms and conditions set forth in Article 7 of the Lease.

2.3	To the extent Tenant shall be responsible for the repair or replacement of any Base Building Work pursuant to Article 7 of the Lease, Landlord shall assign to Tenant any available warranties or guaranties, provided that, if such warranties or guaranties are not assignable to Tenant, Landlord shall use commercially reasonable efforts to pursue such claims on Tenant’s behalf.

2.4	Notwithstanding Section 1.1.1(b) of the Lease, Tenant shall have ninety (90) days from the later of (i) Landlord’s completion of the Base Building Work or (ii) the Lease Commencement Date, to provide Landlord with written notice of deficiency in the Base Building.

3.	Miscellaneous.

3.1	Upon execution by both parties, this Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, shall set forth the entire agreement between the parties with respect to the matters set forth herein. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

3.2.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

3.3.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver it on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

BRE/PLUMERIA, LLC,		NETGEAR, INC.
a Delaware limited liability company		a Delaware corporation

By:	/s/ John Moe	By:	/s/ Albert Liu
	John Moe		Albert Liu
	Market Managing Director		VP, Legal & Corporate Development

Date of Execution: 4/25/08		Date of Execution: 4/23/08

SCHEDULE A

Items to be Completed

1.	New equipment start-up.

2.	Condensate drains for rooftop equipment to be completed.

3.	Roof cleanup following completion of equipment and condensate drain work.

4.	Boilers (HB1 and HB2) to be installed and made operational.

5.	AH9 – VFD to be repaired.

6.	AH5 – to be repaired.

7.	AC1 – to be repaired

8.	AC10 – Landlord to have manufacturer repair completed on power exhaust.

9.	AC17 and AC18 exposed flex duct to be covered.

10.	Labeling of new AC units.

11.	City building permit for rooftop work to be signed-off by the city inspector and a copy provided to Tenant.

12.	Asphalt drive and parking areas to be repaired and line-striped by Landlord as may be required by the Lease – this work to be completed with diligence by Landlord following Tenant’s request (Tenant has requested a delay pending completion of Tenant Improvement Work).

13.	Elevator inspection and certificate to be provided to Netgear - Landlord has requested inspection and shall continue to use diligence to obtain a new permit

14.	Electrical room exterior door to be replaced.

15.	Fire riser and flow switch certificate to be provided by Landlord - to be promptly completed by Landlord in cooperation with Tenant following completion of related Tenant Improvement Work.

16.	Copy of closeout binder from SC builders for the lobby work to be provided to Tenant.

17.	Exterior window seals to be inspected and repaired to weather tight condition – if repairs are needed, Landlord to complete with diligence.

18.	Roof screen wall access doors to be repaired and reinstalled.

19.	Final service repair report of work done by Johnson Controls to be provided to Netgear.

20.	A copy of Fire Life Safety alarm monitoring existing agreement to be provided to Netgear.

21.	All exterior handicap exiting to be made code compliant by Landlord if it does not meet city requirements, but only as and to the extent such work is Landlord’s responsibility pursuant to the Lease – to be completed with diligence by Landlord per city requirements

22.	Repair of existing lighting control panel.

Schedule A